Exhibit 10.3

MEMORANDUM

TO:

Frank Briganti

FROM:

Dave Oros

DATE:	May 1, 2004

Per our discussions this will confirm the components of your compensation package as President, Aether Transportation Division.

•                  Your base annual salary will continue at $170,000 per year.

•                  As we agreed, should your position either be eliminated or there is any material, adverse change in your job, you will be eligible to receive separation pay equal to one (1) year of your base annual salary.

•                  If your position is not eliminated but transitioned to an acquiring company you will be eligible to receive separation pay equal to six (6) months of your base annual salary.

•                  Information provided to you in October 2002, outlining the acceleration of stock options or restricted shares granted to you prior to July 31, 2002  as a direct result of a change of control of either the company or via the sale of the Transportation Division also remains unchanged.

•                  Additionally, in the event that the Transportation Division is successfully sold you will be eligible to receive a cash bonus in the amount of ..5% of the final purchase price. Consistent with our payroll practices, bonus payments will be subject to all legally required deductions and withholdings.

A  “change in the ownership or control structure of the company” will be deemed to have occurred if, after the date of this agreement, (a) any person, group or entity acquires beneficial ownership or control of 50% or more of the voting securities of the company; (b) the company merges with, or sells or exchanges all or substantially all its assets or stock to, any person, group or entity; (c) a majority of the company’s Board of Directors is replaced within any 12 month period; (d) the company is liquidated or dissolved; or (e) there is any material change in the chain of command or lines of decision-making, affecting you.

A “material, adverse change in your job” will be deemed to have occurred if 1) your employment is terminated by management; 2) there is any other substantial, negative impact upon your title, position, authority, duties, or responsibilities; 3) you are required, in order to retain your position, to relocate to a job site more than twenty miles away from where you are currently employed; 4) there is any diminution in your compensation or benefits.

It is important to note that this memo is designed to communicate compensation information and does not change your status as an at-will employee. Should you have any questions, please do not hesitate to call me.

Please acknowledge receipt of this compensation confirmation by signing in the space provided and returning it to Maryanne Foy, SVP, Human Resources at your earliest convenience.

/s/ Frank Briganti	5/17/04
Frank Briganti	Date

/s/ David C. Reymann	5/18/04
Signature	Date
For Aether Systems Inc.